Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2021 Incentive Award Plan and the 2021 Employee Stock Purchase Plan of Ginkgo Bioworks Holdings, Inc. of our reports dated March 13, 2023, with respect to the consolidated financial statements of Ginkgo Bioworks Holdings, Inc. and the effectiveness of internal control over financial reporting of Ginkgo Bioworks Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 13, 2023